Exhibit 10.22

CLINICAL RESEARCH COLLABORATION AGREEMENT

This Clinical Research Collaboration Agreement, effective on the last date of signature (“Effective Date”), is by and between CytoDyn, Inc., a Colorado, Corporation principally located at Lake Oswego, Oregon, (“Company”) and Philadelphia Health & Education Corporation d/b/a Drexel University College of Medicine, a 501(c)(3) Pennsylvania, nonprofit corporation principally located at 245 N. 15th Street, Philadelphia, PA 19102 (“Institution”). Company and Institution shall herein be individually referred to as “Party” and collectively referred to as “Parties.”

WHEREAS Company owns the rights to make, use, sell, and import PRO 140, a humanized monoclonal anti-CCR5 antibody;

WHEREAS Company acquired such rights of PRO 140 from Progenics, Inc. on October 17, 2012;

WHEREAS, Institution has expertise in the field of pharmaceutical, clinical and related research, and the evaluation of such research and been awarded two (2) governmental grants to conduct the following clinical research studies (individually “Study” and collectively “Studies”):

Grant Number	Funding Agency	Study Title
7U01AI095085-02	NIAID	Long-Acting, Self-Administered HIV Therapy with the CCR5 Antibody PRO 140 (“NIAID Study”)

5R01Da029663-03	NIDA	Long-Acting HIV Therapy for Injection Drug Users (“NIDA Study”)

WHEREAS the Study is of mutual interest and benefit to the Institution and to the Company and will further the Institution’s instructional, research and public service objectives in a manner consistent with its status as a nonprofit educational institution;

WHEREAS Company desires to supply Institution with the necessary supply of PRO 140 to conduct the Studies and the Institution wishes to conduct the clinical studies captioned above under the authority of CytoDyn’s active PRO 140 Investigational New Drug exemption granted by the U.S. Food and Drug Administration (FDA);

WHEREAS Institution had entered into a Subcontract dated April 1, 2010 and a Letter Agreement dated August 31, 2012 with Progenics for the supply of PRO 140 (“Progenics Agreements”) for both Studies and such agreement has been assigned to CytoDyn;

WHEREAS, the Parties wish to terminate the Progenics Agreement and enter into a new agreement;

NOW, THEREFORE, subject to the terms, conditions and covenants hereinafter set forth, INSTITUTION and Company agree as follows:

1. Conduct of Studies. Jeffrey Jacobson, M.D. is the principal investigator of both Studies (“Principal Investigator”) funded by the National Institutes of Health. Institution and Principal Investigator shall conduct each Study in compliance with (a) all applicable federal, state, and local laws and regulations, (b) the terms of this Agreement, and (c) the Study protocol, as approved by its designated Institutional Review Board (IRB) and Company working in compliance with FDA regulations and as it may be amended from time to time (the “Protocol”), which is herein incorporated by reference. In the event of a conflict between the terms of this Agreement and the Protocol (or budget), this Agreement shall govern all legal (and budgetary) matters and the Protocol shall govern all clinical matters. The Parties acknowledge that the NIAID Study will be conducted at Institution as well as other clinical sites throughout the United States (“Sites”).

2. Supply of Study Drug and IND. If requested, Company shall provide to Institution PRO 140 bulk drug substance (“BDS”) of 3.0 kilograms as well as any support necessary for the manufacturing, formulation, preparation and storage of PRO 140 finished drug product (“FDP” or “Study Drug”) for completion of the Studies. All such information is Company Confidential Information and shall be treated in accordance with Section 5 herein. Institution shall provide Company with the necessary documentation regarding the storage of Study Drug for Company to meet regulatory requirements for supporting the IND. In the event the FDP is insufficient to complete the Studies, Institution may obtain additional FDP from Company at cost.

Alternatively, at Institution’s option, the Company shall work with the Institution and the Principal investigator in good faith to prepare and provide sufficient quantity of FDP to conduct the Studies captioned above. The Principal Investigator shall ensure that the FDP is stored and handled properly in accordance with the Protocol and as directed by the Company.

Upon completion or early termination of the Study and upon request of the Company, all unused Study Drugs shall be returned to Company, at Company’s expense. If the Company does not request return of the Study Drug at the completion of the Studies, unused drug will be destroyed by the Principal Investigator, such disposal to be documented in writing.

Company shall be responsible for maintaining the IND for PRO 140. Principal Investigator and Institution shall be responsible for monitoring of each clinical study in accordance with GCP and providing Company such information so Company can meet FDA requirements for supporting its IND. Company shall seek to obtain the necessary regulatory approvals under the IND for both Studies and shall maintain communication with FDA and Institution about study activities.

3. Reporting and Monitoring of Study

A. Institution shall permit Company and/or its agents and monitors at a mutually agreed upon time during normal business hours access to Study facilities and records (including but not limited to Study records and source documentation) in order to verify Institution’s compliance with its obligations herein.

B. Institution and Principal Investigator shall report any unexpected adverse events and deaths in accordance with the Protocol and FDA regulations. Institution shall promptly notify Company of any adverse events that occur in connection with the Studies. Institution shall provide Company with any information regarding the adverse events that is necessary under FDA regulation and Good Clinical Practice (GCP) requirements. Institution shall obligate Study Sites in writing to the terms of this Section 3.B. and to compliance with all applicable FDA GCP requirements applying to conduct of the clinical studies. Institution and Principal Investigator shall not include in study subject informed consent documents any representations which extend administration of Study Drug beyond Study subject’s participation in the Study. In addition, Institution shall include written obligations under the applicable subaward agreements prohibiting participating Study sites from including in study subject informed consent documents any representations which extend administration of Study Drug beyond Study subject’s participation in the Study.

4. Study Data and HIPAA.

A. Company shall have access to all Study data and the right to use Study data to maintain the IND for PRO 140 and to support an application to the FDA so long as such use is not in violation of the HIPAA Authorization (hereinafter defined) provided by Study subjects and the terms of this Agreement. Institution and Principal Investigator will assure that HIPPA authorization requested from Study participants specifically authorizes such use of Study data and source material.

B. Company acknowledges that Institution and Sites are patient care facilities and considered covered entities under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). As patient care facilities and covered entities, Institution and Sites must protect and secure patient care areas as well as PHI. Company hereby agree to comply with Institution and Site’s security procedures (e.g. presenting identification, refraining from accessing restricted areas) in order to access Study facilities and records. In accordance with HIPAA, Institution and Sites shall obtain a signed authorization (“HIPAA Authorization”) from each Study subject permitting disclosure and use of protected health information (“PHI”) to Company. In the event Company or its agents come into contact or otherwise have access to a subject’s medical records or any PHI, then Company shall ensure such PHI is held in confidence and treated in accordance with all applicable laws and regulations as well as the HIPAA Authorization provided by the subject. If Company or its agents gain access to medical records and PHI of a patient not participating in the Study, Company shall ensure that such PHI of such patient is held in confidence. Company shall also ensure that if any records containing such PHI are removed from Institution or Sites, such records are immediately returned to Institution.

5. Confidentiality.

A. Confidential Information Defined. The term Confidential Information shall herein mean any non-public information and/or data disclosed by one Party to another Party in connection with the conduct of the Study. Unmarked and/or non-written information relating to the Study shall be treated as Confidential Information if it can be reasonably determined given the nature of the information and disclosure that such information should be treated as such.

B. Obligation of Confidentiality and Non-Use. For a period of five (5) years from the Effective Date, the receiving party shall not disclose Confidential Information to any third party except its own employees or agents fulfilling obligations herein and shall not use such Confidential Information for any purpose except to fulfill obligations herein. The obligations of nondisclosure and non-use shall not apply to Confidential Information that:

a.	is or becomes public knowledge through no fault of the receiving party;

b.	is lawfully made available to the receiving party by an independent third party;

c.	is already known or possessed by the receiving party at the time of disclosure provided that such prior knowledge or possession can be properly demonstrated;

d.	is independently developed by the receiving party or its employees or agents without reliance on the Confidential Information provided such independent development can be properly demonstrated; or

e.	is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by receiving party, which notice of such requirement shall be timely provided to allow the disclosing party to seek a protective order or other similar order. The receiving party shall reasonably cooperate with the disclosing party and shall only disclose Confidential Information to the extent necessary to comply with such law, regulation, rule, act or order.

C. Destruction of Confidential Information. Upon request, Institution shall destroy any and all Confidential Information, and copies thereof, provided that one (1) copy may be kept in a secure location to for the sole purpose of assessing compliance with the terms and conditions contained herein.

6. Intellectual Property. No right or license is granted herein by implication or otherwise under any issued or pending patent or know-how, unless specifically indicted herein. Any and all inventions, developments, ideas, discoveries, improvements, and innovations, and modifications, whether or not patentable, arising from the conduct of the Study (“Inventions”) shall be governed by this Section 6 (Intellectual Property) and shall be subject to 37 C.F.R. 401. Any Invention constituting an improvement or modification to the Study Drug shall be owned by Company (“Company Inventions”). Institution shall promptly notify Company in writing of any Company Inventions. Institution shall hereby assign to Sponsor all right, title and interest in and to Company Inventions, without royalty or any other consideration, including any patent rights, copyright rights, or other intellectual property rights. All other Inventions that are not Company Inventions shall be governed by U.S. law. Institution shall obligate Site(s) in writing to the terms and conditions of this Section 6 (Intellectual Property).

7. Publicity. Except as required by law or regulation, Company and Institution (and Site) shall not use the name of the other Party (including Site) in any publicity, advertising, announcement or similar communication without the written consent of such Party.

8. Publications and Presentations. The parties acknowledge that the Institution and Sites shall have an unconditional right to publish Study data. Company and Institution each acknowledge that the NIAID Study is part of a multi-center study and that cumulative results from Institution as well as all Sites will be initially published. Therefore, Institution will obtain written agreement from all Sites that each agree not to publish or present the Study results from their respective Site prior to the earlier of (i) publication of the multi-center results or (ii) a written decision from Site that cumulative results will not be published. Institution and Site shall provide Company with a manuscript of the presentation or publication thirty (30) days prior to such presentation or publication for the sole purpose of ensuring protection of Confidential Information or other proprietary information. If requested by Company, Institution or Site shall delay submission of the manuscript for publication up to sixty (60) days to permit preparation and filing of related patent applications.

9. Term and Termination. The term of this Agreement shall commence on the Effective date and continue until completion of the Study. Either Party may terminate this Agreement immediately to protect the health, safety or welfare of Study subjects or upon request by the FDA to place any study on Clinical Hold. Immediately upon receipt of a notice of termination, the Principal Investigator shall cease further subject enrollment and shall safely withdraw existing Study subjects from the Study as medically permissible.

10. Indemnification. Company shall indemnify, defend, and hold Institution, Sites, and their trustees, directors, officers, employees, and agents (“Indemnitees”) from and against any and all claims, demands, actions lawsuits, damages, costs or expenses, including reasonable attorneys’ fees and court costs (“Claims”) for injury arising out of (a) use of the Study Drug, (b) use of PHI by Company or its agents, or (c) breach of Agreement or negligent or willful acts or omissions by Company or its agents, but only to the extent such Claims are not a result of the negligent or willful acts or omissions of an Institution Indemnitee. Institution shall indemnify, defend and hold harmless the Company and its Directors and management from and against any and all claims, demands, actions lawsuits, damages, costs or expenses, including reasonable attorneys’ fees and court costs (“Claims”) for injury arising out of failure to observe all FDA mandated clinical requirements for the conduct of Studies including properly obtaining study subject informed consent and negligent acts of omission in the medical care of study subjects by Indemnitees. The Party seeking indemnification shall promptly notify the indemnifying Party of any Claims and the indemnifying Party shall not settle any Claims in which settlement involves the admission of fault or specific performance by an indemnified Party without the written consent from such indemnified party. Each party shall have the right to obtain counsel of its choice at its own expense. The indemnified Party shall fully cooperate and aid in all defenses under this section.

The Parties acknowledge and agree that Company will not provide any compensation to cover any expenses covering the immediate medical treatment for any adverse events incurred by a Study subject. Nothing in this provision shall be construed to limit Company’s liability for any Claims.

11. Insurance. Company shall maintain a policy or policies of comprehensive general liability insurance, including contractual liability and product liability, in a minimum amount of $5,000,000 per occurrence and $5,000,000 in the aggregate with respect to personal injury, bodily injury and property damage. Institution shall maintain a policy or policies of comprehensive general liability and professional liability in a minimum amount of $1,000,000 per occurrence and $3,000 000 in the aggregate with respect to personal injury, bodily injury and property damage. Upon request, each Party will provide, the other with a certificate of insurance evidencing such coverage. Each Party shall notify the other of any material changes or cancellation of the above coverage.

12. Notice. All legal notices to be given by either party to the other shall be made in writing by hand delivery or by registered or certified mail, return receipt requested or by other method reasonably capable of proof of receipt thereof and addressed to the parties at their respective addresses first set forth above to the attention of:

If to the INSTITUTION, to:

Chief Operating Officer, Clinical Research Operations

Drexel University College of Medicine

Clinical Research Group

1601 Cherry Street, Mail Stop 101021

3 Parkway Building, 10th Floor, Suite 1000

Philadelphia, PA 19102

Facsimile (215) 255-7882

With required copy to:

Drexel University College of Medicine Office of the General Counsel 1601 Cherry Street, Suite 10627 Philadelphia, PA 19102 Facsimile (215) 255-7856

If to the COMPANY, to:	Richard Trauger, Ph.D CytoDyn, Inc. 5 Centerpointe Drive, Suite 400 Lake Oswego, OR 97035

With Copy to:	Mary Ann Frantz Miller Nash, LLP 3400 U.S. Bankcorp Tower 111 Southwest 5th Avenue Portland, OR 97204

or to such other address as either may designate from time to time to the other. Any notice shall be effective as of its date of receipt.

13. Independent Contractor. The relationship of the Parties is that of independent contractors. Neither Party has the authority to bind or act on behalf of the other Party.

14. Assignment. No Party may assign this Agreement to any third party without the other Party’s prior written consent.

15. Entire Agreement. This Agreement contains the entire understanding of the parties with repect to the subject matter herein and supersedes all previous agreements and undertakings with respect thereto including but not limited to the Progenics Agreements.

16. Survival. The terms of this Agreement that contain obligations or rights that extend beyond the completion of the Study shall survive termination or completion of this Agreement.

17. Severability. If any of the provisions, or a portion of any provision, of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the other portion of any such provision and/or the remaining provisions shall not be affected thereby.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflicts of laws provisions.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties by their duly authorized representatives has signed this Agreement as of the Effective Date.

CytoDyn, Inc.		Philadelphia Health and Education Corporation d/b/a, Drexel University College of Medicine

	/s/ Richard Trauger		/s/ Kenny J. Simansky, Ph.D.
Print Name:	Richard Trauger	Print Name:	Kenny J. Simansky, Ph.D.
Date:	11/14/12	Date:	11/15/2012
Title:	Chief Scientific Officer	Title:	Vice Dean for Research